CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. SECTION 200.83

Exhibit 10.14

Execution Version

Effective as of July 6, 2022

Office of the Chief Investment Officer of the Regents

University of California

Office of the President

1111 Franklin

9th Floor

Oakland, CA 94607-9828

Re:    Internalization of Goldman Sachs Renewable Power LLC

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being entered into in connection with and as an inducement for, the Regents of the University of California (the “Investor”) consenting to and approving, in its capacity as a Member of Goldman Sachs Renewable Power LLC, a Delaware limited liability company (the “Company”), the Internalization Proposal and the Amendments Proposal (as such terms are defined in the Company’s Consent Solicitation Letter dated June 1, 2022 (the “Consent Solicitation”)), and such consent and approval shall be deemed given upon the Investor’s execution of this Letter Agreement. The Investor, the Company, Goldman Sachs Asset Management, L.P., a Delaware limited partnership (“GSAM”) and MN8 Energy, Inc. (“GSRP Holdings”) are sometimes individually referred to in this Letter Agreement as a “Party” and, collectively, as the “Parties.” Pursuant to the terms of this Letter Agreement, the Parties hereby desire to (i) establish certain additional rights and obligations of the Parties in relation to the Investor’s equity interests in the Company and (ii) amend and restate the letter agreement between the Investor, the Company and GSAM, dated effective as of August 17, 2018 (the “Original Side Letter”).

1.    Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Internalization Agreement, dated as of May 18, 2022, by and among GSRP Holdings, the Company, Goldman Sachs Renewable Power Operating Company LLC, GSAM and GSAM Holdings II LLC (the “Internalization Agreement”); provided, that each of the following terms is defined in the paragraph, document or other location set forth opposite such term:

Term	Location Defined
Affiliated Commitment	the Offering Memorandum
Amendments Proposal	the Consent Solicitation
Board Observer	paragraph 2.a
Capital Account	the Amended GSRP LLC Agreement
Capital Commitment	the Amended GSRP LLC Agreement
Company	the introduction
Company Documents	the Original Side Letter (but excluding the Management Agreement)
Company Expenses	the Amended GSRP LLC Agreement

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PURSUANT TO 17 C.F.R. SECTION 200.83

Term	Location Defined
Confidential Information	the Amended GSRP LLC Agreement
Consent Solicitation	the introduction
Covered Modifications	paragraph 4.a
CPRA	paragraph 8
Disclosure Laws	paragraph 8.b
Effective Date	paragraph 41.g
Equity Threshold	paragraph 2.a
ERISA	the Amended GSRP LLC Agreement
ESG	paragraph 7.b
ESG Policy	paragraph 7.b
ESG Provider	paragraph 7.a
Fee Disclosure Law	paragraph 8
Fund Manager	the Fee Disclosure Law
Governmental Plan	Section 3(32) of ERISA
GSAM	the introduction
GSRP Common Equity	paragraph 2.a
GSRP Holdings	the introduction
ILPA	paragraph 8.f
Incentive Allocation	the GSRP LLC Agreement
IPO	the Amended GSRP LLC Agreement
Internalization Agreement	the introduction
Internalization Proposal	the Consent Solicitation
Legal Action	paragraph 4
Letter Agreement	the introduction
Leverage Ratio	the Offering Memorandum
Listed Transaction	in Treasury Regulation Section 1.6011-4(b)(2)
Material Adverse Effect	paragraph 4
Management Fee	the GSRP LLC Agreement
Member	the Amended GSRP LLC Agreement
Offering Memorandum	the Amended GSRP LLC Agreement
Original Side Letter	the introduction
Ownership Change	Section 382 of the Code (and the treasury regulations promulgated thereunder)
Party and/or Parties	the introduction
Patriot Act	paragraph 19
Promote	the GSRP LLC Agreement
Placement Fees	paragraph 23.a
Pre-IPO Board Observer	paragraph 2.a
Portfolio Assets	the Amended GSRP LLC Agreement
Recallable Capital	the Amended GSRP LLC Agreement
Restricted List	paragraph 7.a
Related Parties	the Fee Disclosure Law
Similarly Situated Investor	paragraph 4.a

CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. SECTION 200.83

Term	Location Defined
Subscription Agreement	the Amended GSRP LLC Agreement
Undrawn Commitment	the Amended GSRP LLC Agreement
U.S. AML Laws and Regulations	paragraph 19

2.    Investor Rights.

a.    Board Observer. Until the earlier of (i) Investor no longer owning, (x) prior to consummation of an IPO, at least ten percent (10%) of the outstanding limited liability company interests of the Company (“GSRP Common Equity”) or (y) following consummation of an IPO, at least ten percent (10%) of the outstanding shares of common stock of GSRP Holdings (collectively, the “Equity Threshold”), and (ii) the consummation of a Sale, the Investor shall be entitled to designate one nonvoting board observer to the GSRP Board (the “Pre-IPO Board Observer”) until the consummation of an IPO, and after the consummation of an IPO one nonvoting board observer to the GSRP Holdings Board (together with Pre-IPO Board Observer, the “Board Observer”). The Board Observer must (1) enter into a board observer agreement in the form attached hereto as Exhibit A, (2) not be engaged in any activities that are competitive to the GSRP Entities (other than general investment activities by the Investor and its controlled affiliates in the ordinary course of its business) and (3) the service of such individual as a Board Observer shall not otherwise violate Applicable Law and the listing rules of any National Securities Exchange on which the shares of common stock of GSRP Holdings are listed. If the Board Observer resigns or is removed from GSRP Board or GSRP Holdings Board or is unable to serve as the Board Observer due to death or disability, and at such time the Investor continues to be entitled to designate a Board Observer, the Investor shall have the right to designate a successor who shall be appointed to the GSRP Board or GSRP Holdings Board, as applicable, as promptly as practicable following the designation thereof and shall be treated as the Board Observer for all purposes of this Letter Agreement.

GSRP or GSRP Holdings, as applicable, shall (A) give the Board Observer notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the members of the GSRP Board or GSRP Holdings Board, as applicable, (B) provide the Board Observer with access to all materials and other information given to the members of the GSRP Board or GSRP Holdings Board, as applicable, in connection with such meetings or actions taken by written consent at the same time and in the same manner as such materials and information are furnished to members of the GSRP Board or GSRP Holdings Board, as applicable, and (C) provide the Board Observer with all rights to attend such meetings as a member of the GSRP Board or GSRP Holdings Board, as applicable. Notwithstanding the foregoing, the GSRP Board or GSRP Holdings Board may exclude the Board Observer from the relevant portion of any meeting (and from receiving information provided to other members of the GSRP Board or GSRP Holdings Board) to the extent such information or meeting relates to any conflicts of interest between the Investor, its affiliates or the Board Observer, on the one hand, and the GSRP Entities, on the other or would otherwise violate Applicable Law or the listing rules of any National Securities Exchange on which the shares of common stock of GSRP Holdings are listed.

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PURSUANT TO 17 C.F.R. SECTION 200.83

b.    Registration Rights. At the consummation of a Traditional IPO (other than an IPO through a Reverse Merger), if at such time the Investor owns at least ten percent (10%) of the outstanding common stock of GSRP Holdings, the Parties shall enter into a registration rights agreement in the form attached hereto as Exhibit B and designate the Investor as an “Other Holder” in such registration rights agreement; provided, that in the case of a SPAC Transaction the terms of such registration rights agreement may be modified to the extent reasonably necessary to accommodate the registration rights of other holders.

c.    Preemptive Rights. To the extent that GSAM or its designee is entitled to “preemptive rights” as set forth in Section 10.01 of the Internalization Agreement with respect to the issuance by any GSRP Entity of certain equity securities, then the applicable GSRP Entity shall also offer the Investor the right to purchase up to its pro rata share (based on the Investor’s then current ownership of GSRP Common Equity) of such new securities, consistent with, to the extent applicable, the mechanisms and processes set forth in Section 10.01 of the Internalization Agreement.

3.    Consent Rights. Except as expressly contemplated by any provision of the Internalization Agreement other than Section 6.01 or as required by Applicable Law, until the earliest to occur of (x) the consummation of an IPO or a Sale and (y) Investor no longer meeting the Equity Threshold, none of the GSRP Entities shall directly or indirectly do or permit any of the following actions without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed, and will be subject to the negative consent provisions in paragraph 28 below):

a.    (i) amend the Organizational Documents of any GSRP Party (other than GSRP Holdings) if such amendment would have a material and disproportionate adverse effect on the Investor relative to the other holders of GSRP Common Equity, (ii) amend the Organizational Documents of GSRP Holdings if such amendment would be inconsistent with the rights of the Investor under this Letter Agreement, or (iii) commence any voluntary liquidation, dissolution or winding up of any GSRP Party;

b.    (i) make, revoke or change any election relating to the U.S. federal income Tax classification of GSRP or OpCo, or (ii) settle or compromise any material Tax audit applicable to it or surrender any right to claim a material Tax refund; or

c.    authorizing any new classes of equity or issue additional equity securities other than (i) as expressly permitted by Section 6.01(b) of the Internalization Agreement, (ii) to Persons that are GSRP Restricted Parties, (iii) pursuant to a Sale or an IPO, (iv) the adoption of an equity compensation plan by GSRP or one of the GSRP Entities and the grant, vesting and settlement of equity or equity-based awards thereunder to employees, directors or contractors of the GSRP Entities, or (v) in connection with tax equity partnerships or other ordinary course financings at a Subsidiary of OpCo (for the avoidance of doubt, including joint ventures), in each case in good faith in the ordinary course of business for valid business purposes.

4.    MFN.

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a.    Except as previously disclosed to the Investor, the Company has not, prior to the date hereof, entered into any agreement with any Similarly Situated Investor (as defined below) modifying the Management Fees, Incentive Allocation, Promote or other fees of the Company applicable to such Similarly Situated Investor’s investment in the Company in a manner that is more favorable (as determined by the Company in its sole discretion) than the terms set forth in the GSRP LLC Agreement or provided any Similarly Situated Investor additional reports or information with respect to the Company (collectively, “Covered Modifications”). “Similarly Situated Investor” means a Member whose Capital Commitment to the Company as set forth in its subscription agreement (together with the Capital Commitments of its affiliates) is equal to or less than the Investor’s (and the Investor’s affiliates’) Capital Commitment(s) to the Company, other than (a) a Member making an Affiliated Commitment, (b) any investment vehicle managed by GSAM or its affiliates and any entity that invests in the Company in connection with investment options under an employee benefit plan, program or arrangement, maintained by GSAM or an affiliate thereof, and (c) an account advised by Goldman Sachs that invests in the Company as part of a multi-asset class or multi-product investment mandate and for which fees are paid (either partially or entirely) at the overall portfolio level. For purposes of determining whether terms regarding the Management Fees, Incentive Allocation or Promote are more favorable, the Management Fees, Incentive Allocation and Promote will be viewed together and will be considered more favorable if the Management Fees, Incentive Allocation and Promote borne by a Similarly Situated Investor would be more favorable at all levels of performance.

5.    Notices. The Company will provide written notice to the Investor as soon as is commercially reasonably practicable after (or, if specified, prior to) the occurrence of any of the following events:

a.    The creation of any new parallel fund or any new feeder fund to the Company.

b.    The removal or additional appointment of any of the Company’s primary legal counsel, auditor, administrator or custodian or any member of the GSRP Board.

c.    Any material amendment to the Amended GSRP LLC Agreement, including copies of such amendment.

d.    To the extent (i) permitted by Applicable Law and not otherwise prohibited by any confidentiality obligation imposed by a legal, regulatory, judicial, administrative or other authority and (ii) that disclosure will not in the judgment of the Company, compromise the defense or pursuit of any action, suit or investigation, the Company shall use commercially reasonable efforts to notify the Investor at the same time and in the same manner as such notification is provided to other Members, generally, of any Legal Action (as defined below) that, in either case, (x) pertains directly to the Company and (y) is expected by the Company to have a Material Adverse Effect (as defined below); provided that such notification shall only be required regarding a Legal Action relating to an alleged violation of criminal laws or allegations of misrepresentations or willful misconduct.

“Legal Action” means (i) an enforcement action or prosecution brought by any governmental, regulatory or law enforcement authority relating to a material alleged violation of securities, fiduciary or criminal laws, (ii) the receipt by the Company of notice of commencement of an

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investigation by such regulatory or administrative body (other than an inquiry that constitutes a routine examination by a regulatory authority of its regulated entities) with respect to a potential enforcement action or prosecution referred to in subparagraph (i), above, or (iii) the filing of a lawsuit by a client in a court of competent jurisdiction, which claims or alleges a material breach of fiduciary duty, fraud, misrepresentation or willful misconduct.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, financial condition or results of operations of the Company.

Notice pursuant to this paragraph 5.d may be provided to the Investor, and the Company’s obligation shall be satisfied, by disclosure in periodic reports (including financial statement disclosure) or other notices, or information made available through disclosures in public filings, including GSAM’s Form ADV and public filings of The Goldman Sachs Group Inc. and its affiliates. For the avoidance of doubt, the Investor agrees that any information provided to it pursuant to this paragraph 5.d shall be considered Confidential Information.

e.    If the Company discovers that the Company has participated in a Listed Transaction.

6.    Tax Matters.

a.    If the Investor delivers to the Company a properly executed withholding tax exemption certificate (or such other form as the Internal Revenue Service or the applicable foreign or state taxing authority may require) providing for a complete exemption from withholding tax, the Company shall not withhold from distributions any withholding taxes covered by such exemption certificate.

b.    Before otherwise withholding and paying over to any U.S. federal, state or local or foreign taxing authority any amount purportedly representing a tax liability of the Investor pursuant to a written notice from a taxing authority that such withholding and payment is required by law or otherwise, and such withholding and payment is not covered by the exemption certificate in paragraph 6.a above, the Company shall provide written notice to the Investor and provide the Investor an opportunity to contest such claim.

c.    Each of the Company and GSAM represents and warrants to the Investor that it does not anticipate that the Company will be subject to any material tax in any non-U.S. jurisdiction (other than Spain) either under existing Applicable Law or anticipated changes in laws.

7.    ESG

a.    The Investor has advised the Company that, pursuant to formal, written policies that have been adopted by the Investor’s governing board, copies of which the Investor has provided to the Company (and which may be amended from time to time), the Investor is prohibited from investing directly in securities of “Tobacco Companies” and “Sudan Companies” and certain other types of companies, as further set forth or described in the most recent restricted list provided to the Company from time to time (which is expected to be delivered via email on a quarterly basis), by Investor, MSCI ESG Research Inc. and/or such other service provider as notified to the Company by the Investor (the “ESG Provider”) from time to time (the “Restricted

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PURSUANT TO 17 C.F.R. SECTION 200.83

List”). Any failure to deliver a Restricted List by the ESG Provider shall not be deemed to constitute a breach under this Letter Agreement. Further, the Restricted List is not a public document and includes protected material that the Investor considers Confidential Information. As such, the Restricted List should not be released to any third party without Investor’s and any applicable ESG Provider’s written permission.

b.    The Investor notifies the Company that the Investor is a signatory to the UN Principles for Responsible Investment and considers environmental, social and governance factors (“ESG”) in making investment decisions. Further, the Investor has adopted a policy on ESG (the “ESG Policy”), a copy of which the Investor has provided to the Company (and which may be amended from time to time), pursuant to which Investor is prohibited from investing directly in certain other companies and industries set forth or described in the Restricted List.

c.    The Investor strongly encourages the Company to consider ESG in the Company’s investment decision-making process; provided, however, that although the Investor does not encourage the purchase of the securities of any company on the then applicable Restricted List, the parties hereto agree and acknowledge that nothing in this paragraph 7 shall prohibit, restrict or otherwise limit the Company from making any investment in such securities; provided, the Company agrees not to distribute any such securities to the Investor but, instead, shall sell such securities on behalf of the Investor at the Investor’s expense and remit the net proceeds thereof to the Investor.

8.    Confidentiality. Investor hereby gives notice to the Company that UC Regents is subject to the California Public Records Act (Cal. Govt. Code §6250 et seq. (the “CPRA”)), which provides generally that all records relating to a public agency’s business are open to public inspection and copying unless exempted under such Act, and the fee disclosure law (Cal. Govt. Code §7514.7) (the “Fee Disclosure Law”) which provides generally that any alternative investment vehicle in which public investment funds invest must make certain disclosures regarding fees and expenses that the public investment fund pays directly to the alternative investment vehicle, the Fund Manager or Related Parties, and such fees and expenses are required to be disclosed by the public investment funds during meetings open to the public. The Company and the Investor agree that, notwithstanding the provisions of Section 11.14.3 of the Amended GSRP LLC Agreement or any other provisions of the Company Documents:

a.    Investor may disclose: (i) the name, address, and vintage year of the Company; (ii) the dollar amount of the Investor’s Capital Commitment to the Company since inception of the Company; (iii) the dollar amount of capital contributions made by the Investor to the Company since inception of the Company; (iv) the dollar amount of cash distributions received by Investor from the Company; (v) the dollar amount of cash distributions received by the Investor plus the remaining value of Company assets attributable to the Investor’s investment in the Company; (vi) the gross and net internal rate of return of the Company since its inception (as calculated by the Investor); (vii) the investment multiple of the Company since inception (as calculated by the Investor); (viii) the dollar amount of any fees and expenses that the Investor pays directly to the Company (or any structure through which the Investor invests in the Company), the Fund Manager or any Related Parties; (ix) the Investors’ pro rata share of fees and expenses not included in paragraph 8.a(viii) that are paid from the Company (or any structure through which the Investor invests in the Company) to the Fund Manager or any Related Parties; (x) the Investor’s pro rata

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share of aggregate fees and expenses paid by all of the portfolio companies held by the Company (or any structure through which the Investor invests in the Company) to the Fund Manager or any Related Parties; (xi) the Investor’s pro rata share of any performance-based compensation (i.e. carried interest) distributed to the Fund Manager or any Related Parties and (xii) the dollar amount of “cash profit” (as provided under Applicable Law with respect to which such disclosure is made) received by the Investor from the Company on a fiscal year-end basis (as calculated by the Investor). With respect to any information referenced in clauses (vi), (vii) and (xii) above, the Investor will not represent that such information was prepared, reviewed or approved by the Company.

b.    The disclosure of items set forth in paragraph 8.a above and disclosure of any other information pursuant to the requirements of the Freedom of Information Act, CPRA and the Fee Disclosure Law (“Disclosure Laws”) will not be considered a breach under the Company Documents. Notwithstanding anything in the Company Documents to the contrary, the Company shall not make any claim against the Investor if the Investor makes available to the public (i) any of the information set forth in paragraph 8.a or (ii) any report, notice or other information the Investor receives from the Company, the GSRP Board or GSAM that is the subject of a request under the Disclosure Laws or court order.

c.    Notwithstanding Section 11.14.3 or any other provision of the Amended GSRP LLC Agreement or the Company Documents (but subject to paragraph 8.i below), the Company shall in no event withhold from the Investor: (i) any information relating to the items under paragraph 8.a above and (ii) any information made available or delivered to the investors in the Company pursuant to the Offering Memorandum (including without limitation, unredacted financial statements and the Investor’s fair market value Capital Account information), which information will be delivered to the Investor in paper format (or downloadable, printable electronic format). Notwithstanding the foregoing, in the event the Investor discloses Confidential Information other than (x) as required by the Disclosure Laws or (y) as otherwise permitted in the Company Documents, the Company will be permitted to withhold from the Investor additional Confidential Information.

d.    While the Investor has been informed that GSAM and the Company deem information with respect to the Company and its portfolio companies to constitute trade secrets with respect to the Company and its portfolio companies, the Investor is not, by acquiring an interest in the Company, acknowledging or agreeing with any such characterization or that such information has independent economic value.

e.    The Investor shall be required to return any copies of information provided to it by the GSRP Board or GSAM or the Company only to the extent allowed under Applicable Law;

f.    To assist the Investor in its reporting obligations, with respect to each calendar quarter commencing with the Effective Date, the Company will provide the Investor (on a 90-day lag) with the “Level 1” information described in the fee reporting template in the form issued by the Institutional Limited Partners Association (“ILPA”), as updated from time to time by ILPA (and the related ILPA guidance); provided, that in the event the Fee Disclosure Law requires the Investor to disclose additional information that is not included in the ILPA fee reporting template, then the Company will provide such additional required by the Fee Disclosure Law.

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g.    Any confidentiality agreement that the Investor may be required to agree to in order to access any website maintained by the Company, GSAM or the Company for the purpose of making certain documents available or delivering notices to the investors under the Offering Memorandum shall be subject to the confidentiality provisions of the Company Documents and this Letter Agreement.

h.    The Company agrees to provide to the Investor any of the information set forth in paragraph 8.a with respect to the prior calendar year upon a reasonable request from the Investor.

i.    The Investor agrees to promptly notify GSAM and the Company in the event it becomes aware of a requirement to publicly disclose any Confidential Information that, as of the date hereof, was not subject to, or that the Investor was not aware was subject to, public disclosure under any Disclosure Laws. Following such time as such public disclosure of any such Confidential Information is required under any Disclosure Law, GSAM and the Company shall be permitted to exercise its right under Section 11.14.3 of the Amended GSRP LLC Agreement and GSAM, the Company and the Investor shall work together in good faith and on an expedited basis to develop a mutually acceptable process for providing Confidential Information to the Investor.

9.    Disclosure of Investor Identity. Neither the Company nor GSAM shall disclose the identity of the Investor as an investor in the Company in any marketing materials, including news releases, without the Investor’s prior written consent. Notwithstanding the previous sentence, the Company, GSAM and the GSRP Board shall be permitted to disclose, and the Investor consents to the disclosure of, the Investor’s name and the investment in the Company (a) as requested by a governmental or similar authority or required by law, legal process, regulation (including filings for federal, foreign and state securities and other laws in connection with the offering of interests in and the making of investments by the Company and any parallel fund) or the rules of any self-regulatory organization, (b) to the legal counsel and independent accountants of the Company and GSAM and, on a need to know basis as reasonably determined by the Company or GSAM to perform its duties under the Company Documents, to other participants in transactions or potential transactions with the Company, (c) to other investors, or prospective investors, in the Company or parallel funds of the Company, (d) to the Company’s or any parallel fund of the Company’s lenders, prospective lenders, insurers, administrators, underwriters or other service providers in the course of the Company’s, or any parallel fund of the Company’s business, and (e) to enforce any of the rights of the Company, GSAM or their affiliates in connection with the Company Documents, provided in the case of (b), (c), and (d), the recipient of such information is informed that Investor’s identity is confidential information.

10.    No Required Withdrawal or Exclusion. The Company shall not, other than for the reasons set forth in the Offering Memorandum, compulsorily withdraw the Investor’s Interests (a) without the Investor’s prior written consent or (b) unless such compulsory withdrawal is necessary in order to prevent or mitigate any legal or regulatory issue (including, without limitation, any requirement to register the securities of the Company, to register the Company as an investment company under the Investment Company Act of 1940, or to avoid treatment as a “plan assets” fund under ERISA) or to comply with the GSRP Board’s applicable fiduciary duties to the Company.

11.    Transfers. The Investor shall be prohibited from transferring any direct or indirect interest in the Company without the Company’s prior written consent, which consent shall not be

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unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Company may withhold consent if, as determined in the Company’s sole discretion, if it could reasonably be expected to give the Company greater flexibility to conduct the business of the Company going forward without causing a potential Ownership Change.

12.    Sovereign Immunity. GSAM acknowledges on behalf of the Company and agrees that the Investor reserves all immunities, defenses, rights or actions arising out of its sovereign status, including those under the Eleventh Amendment to the United States Constitution, to which it may be entitled. No provision of the Amended GSRP LLC Agreement or the Subscription Agreement shall be construed as a waiver or limitation of such immunities, defenses, rights or actions. The foregoing sentence in no way limits the contractual liability of the Investor under this Letter Agreement, the Amended GSRP LLC Agreement or the Subscription Agreement, including, without limitation, the obligations of the Investor to make capital contributions and other payments to the Company as set forth therein, nor shall it reduce or modify the rights of the GSRP Board, GSAM or the Company to enforce the obligations of the Investor under this Letter Agreement, the Amended GSRP LLC Agreement or the Subscription Agreement at law or in equity.

13.    Opinions of Counsel. In any event in which the Company Documents require or permits an investor to deliver an opinion of legal counsel, then, with respect to any such opinion relating to the Investor, the Company will accept an opinion from a senior legal officer of the Investor.

14.    In Kind Distributions. The Company agrees to use commercially reasonable efforts to make or cause to be made all payments of redemption proceeds to the Investor in cash. In the event that the Company determines that it is necessary to make an in-kind distribution to the Investor (whether to satisfy a redemption request by the Investor or for any other purpose under the Company Documents, but subject to the Special Interest Member’s rights under the Amended OpCo LLC Agreement), the Company will, to the extent reasonably practicable, (i) ensure that any such in-kind distribution is made in a fair and equitable manner, (ii) ensure that the Investor is not required to take more than its ratable share of any particular asset in kind, and (iii) provide the Investor with written notice as soon as reasonably practicable prior to such in kind distribution and, upon the request of the Investor, use commercially reasonable efforts to dispose of the Investor’s share of any such assets for cash as agent for the Investor at the Investor’s expense. In connection therewith, the Company shall use all commercially reasonable efforts to achieve the best possible price for the benefit of the Investor.

15.    Indemnification, Claims for Indemnification and Insurance. The Company hereby represents and warrants to the Investor that:

a.    No fiduciaries of the Investor shall be personally liable for any indemnification under the terms of the Company Documents.

b.    The aggregate amount of indemnification to be provided under the provisions of the Company Documents shall in no event exceed the aggregate amount of the Investor’s Undrawn Commitment (including the portion thereof that constitutes Recallable Capital); provided, however, that the foregoing shall not modify or limit any indemnification obligations of the Investor pursuant to the indemnities provided for breaches of the representations and warranties made by the Investor in the Subscription Agreement.

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c.    Notwithstanding anything in the Company Documents to the contrary, the Company Documents do not impose any personal indemnification obligations on Investor and shall not be applied or construed to require the Investor to provide indemnification directly to any person or entity thereunder; provided, however, that the foregoing shall not modify or limit any indemnification obligations of the Investor pursuant to the indemnities provided for breaches of the representations and warranties made by the Investor in the Subscription Agreement.

16.    Insurance. The Company (a) represents and warrants that it is bonded and insured to the amounts set forth below:

Type of Insurance	Insurer	Limit of Liability	Deductible
Errors & Omissions/Director & Officer	Multiple Providers—lead: Berkshire Hathaway	$5,000,000.00	$1,000,000.00

General Commercial Liability	Multiple Providers—lead: Federal Insurance Company (Chubb)	$2,000,000.00 Gen. Aggregate	$0.00

Fiduciary Liability	Multiple Providers—lead: Berkshire Hathaway	$1,000,000.00	$0.00

Crime Insurance	Multiple Providers—lead: Berkshire Hathaway	$1,000,000.00	$100,000.00

Employment Practices	Multiple Providers—lead: Zurich	$1,000,000.00	$25,000.00

and (b) covenants and agrees to maintain such insurance at all times during the term of the Company and to provide the Investor with evidence of such coverage as the Investor may request from time to time.

17.    Company Expense Reporting. The Company hereby agree to provide in quarterly and annual reports delivered to the investors in the Company the following information:

a.    to the extent the sole purpose of a capital call is to pay Company Expenses, the Company will use reasonable efforts to provide a breakdown of such Company Expenses.

18.    U.S. Foreign Corrupt Practices Act. As long as the Investor maintains its investment in the Company, the Company shall not make any payment to any person or legal entity that is, to its respective knowledge, in violation of the U.S. Foreign Corrupt Practices Act, as amended.

19.    AML Laws. The Company and GSAM acknowledge that the they and certain of their affiliates are subject to and, to GSAM’s knowledge, are in compliance with applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the Bank Secrecy Act, as amended by the Patriot

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Act (collectively the “U.S. AML Laws and Regulations”). The Company and GSAM represent and warrant that, in order to facilitate compliance with U.S. AML Laws and Regulations, a written anti-money laundering prevention program reasonably designed to comply with the requirements of the U.S. AML Laws and Regulations has been developed and implemented and will be maintained to the extent required by law or regulation, with respect to the Company. To the best of GSAM’s knowledge, none of the Company or GSAM nor any of their partners, members, officers, directors, principals, managers or shareholders are listed on the Specially Designated Nationals and Blocked Persons List maintained by the United States Department of the Treasury’s Office of Foreign Assets Control. The Company will promptly notify the Investor if any of the representations contained in this paragraph cease to be correct.

20.    Plan Participants. Other than to the extent required in order for the Company to comply with Applicable Law, rule or regulation, the Investor shall not be required or requested to provide any information or document to any person or entity with respect to the members, retirees, participants, or beneficiaries of the University of California Retirement Plan in connection with or pursuant to the Company Documents or otherwise. The Investor makes no representations or warranties with respect to any of the members, retirees, participants, or beneficiaries of the University of California Retirement Plan, and for the avoidance of doubt, for purposes of the representations and warranties made by the Investor in the Subscription Agreement, none of the members, retirees, participants, or beneficiaries of the University of California Retirement Plan will be deemed to be beneficial owners of the Investor’s interest in the Company and, rather the Investor shall be deemed to be the beneficial owner for such purposes.

21.    Amendments. Notwithstanding anything in the Company Documents to the contrary, other than as required by Applicable Law, rule or regulation, the Company Documents shall not be amended in such a way as to have a material adverse effect on the Investor without the Company first seeking the approval of the Investor. If the Investor fails to respond within 45 calendar days of the notice of proposed amendment, the Investor will be deemed to have consented to such amendment.

22.    Transactions with Affiliates. The Company shall provide notice to the Investor of any material transactions or contracts it enters into with GSAM (other than those expressly disclosed in the Company Documents or the Consent Solicitation as of the date hereof).

23.    Ethics Acknowledgement, Placement Agents and SEC Rule 206(4)-5 (Pay to Play Prohibitions).

a.    The Company confirms that it has received and reviewed the Investor’s ethical guidelines (as set forth in Exhibit C) and confirm, in connection with the Investor’s investment in the Company, (i) neither the Company nor any affiliate thereof has paid any placement agent or third-party solicitation fee (such fees, “Placement Fees”); (ii) no part of the Investor’s Capital Commitment has been or will be used to pay Placement Fees; and (iii) the Company shall not be responsible for nor bear the payment of any Placement Fees. For the avoidance of doubt, for purposes of the foregoing, fees, bonuses or other compensation payable by the Company to its employees or affiliates shall not be considered Placement Fees.

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b.    With respect to the Investor’s investment in the Company, the Company represents and warrants that the Company and its officers and managers have not directly or indirectly:

i.    received compensation for providing advisory services to the Investor within 2 years of making political contributions to the Investor, its staff or fiduciaries;

ii.    paid third parties not registered as investment advisers under the Investment Advisers Act of 1940, as amended, to solicit the Investor’s business;

iii.    solicited or coordinated contributions to the Investor, its staff or fiduciaries; or

iv.    solicited or coordinated payments to state or local political parties to acquire the Investor’s business.

24.    Discretion. The Company hereby agrees that the GSRP Board has a duty of good faith and fair dealing to the Company, and that the provisions in the Amended GSRP LLC Agreement permitting the GSRP Board to make a decision or determination in its “discretion” or “sole discretion” or under a grant of similar authority or latitude do not eliminate or modify the obligation of the GSRP Board to act at all times without any intent to defraud, act maliciously or take unfair advantage in respect of the interest of the Members as a whole.

25.    Meetings. One or more officers of the Company shall (a) meet annually (and no less than once every 18 months) with the Investor at the offices of the Investor to review the Company’s holdings, performance, strategy, personnel changes, brokerage commissions, changes in ownership, compliance with investment guidelines, client service, and any other items of interest to the Investor in relation to the Company and (b) participate, no less than once per calendar quarter, in conference calls with members of the Investor’s staff, during which the Company’s officers shall review the Company’s performance and be available to answer questions from the Investor’s staff. In the event that a representative of the Investor is unable to attend any annual meeting of the investors, the Company shall provide to the Investor, within five (5) Business Days after the annual meeting, copies of all materials distributed to the investors at such meeting, subject to any confidentiality restrictions imposed on such investors.

26.    Risk Aggregation. The Investor may share the name of the Company and the amount of the Investor’s Capital Commitment with its third party risk vendor; provided, however, (i) that no performance, position or other information may be shared with the third party risk vendor and (ii) the third party risk vendor has entered into a confidentiality agreement that requires such vendor to maintain the confidentiality of the information disclosed by the Investor to such third party risk vendor as contemplated in this paragraph 26.

27.    Power of Attorney. Notwithstanding any power of attorney granted to the Company, the Company agrees that, due to the Investor’s status as a public entity recognized under article IX, section 9 of the Constitution of the State of California, any power of attorney granted by the Investor pursuant to its Interests is intended to be used by the Company to carry out its power and authority under the Company Documents and is not intended to be and does not provide a general grant of power to exercise discretionary judgment on behalf of the Investor and shall be used only in accordance with Applicable Law and shall not be used for any purpose other than as

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contemplated in the Company Documents, and shall not expand any right or duty of the Company, particularly as it relates to granting a power of attorney to (i) give any representations or warranties on behalf of the Investor, (ii) increase any obligations of the Investor on behalf of the Investor or (iii) amend any provision of the Company Documents which materially affects the Investor (in each case, to the extent not specifically provided for or contemplated in the Company Documents). For the avoidance of doubt, the Investor acknowledges that nothing in this paragraph 27 shall be construed to restrict or limit in any way the authority and power to execute documents or take any other actions pursuant to the power of attorney granted by the Investor to the Company as set forth in the Company Documents. The Company acknowledges that any power of attorney granted by the Investor to the Company is revocable upon the bankruptcy or insolvency of the Company and shall not be used by any member of the GSRP Board following his conviction of a felony or removal from the GSRP Board.

28.    Negative Consent. Notwithstanding anything to the contrary in the Company Documents, the Company hereby agrees that, in the event that the GSRP Board or the Company requests the consent or approval of the Investor for any proposed action, the Investor shall be provided 15 calendar days to respond, after which the Company will send two follow up communications over the course of the following 20 days requesting the consent or approval of such proposed action. If the Investor fails to respond within 45 calendar days of the initial communication that it either (i) consents or approves of such action or (ii) does not consent or approve of such action, then the Investor will be deemed to have consented to or approved such proposed action.

29.    Payment of Commissions; Sales Charges; Redemption Charges. The Company hereby confirms that (a) it has not agreed to pay and will not pay, directly or indirectly, to any third party any broker fee, sales commission, finder’s fee, subscription fee, placement fee or similar fee with respect to the Investor’s acquisition of an interest in the Company, and no such fees will be allocated to the Investor with respect to the acquisition by any other investor of an interest in the Company and (b) it will not charge any subscription, sales or purchase charges with respect to the Investor’s acquisition of an interest in the Company or any disposition fee or charge with respect to the redemption of any such Interests.

30.    Entire Agreement and Binding Effect. Each Party represents and warrants as follows:

a.    Each Party has full legal right, power, and authority to enter into this Letter Agreement and to carry out and perform its obligations hereunder;

b.    The execution and delivery of this Letter Agreement by each Party and the performance by each Party of the terms hereof have been duly authorized by such Party;

c.    This Letter Agreement is the legal, valid, and binding obligation of each Party hereto, enforceable against such Party in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally or by the availability of equitable remedies;

d.    Neither the execution and delivery by any party hereto of this Letter Agreement nor the fulfillment by such Party of the terms hereof:

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i.    conflict with or result in a breach of any provision of the organizational documents of such Party;

ii.    result in a default or require any consent or approval under any of the terms, conditions, or provisions of any agreement or instrument to which such Party is a party or by which it or any of its assets may be bound, other than notices to and approvals and consents of any other Members;

iii.    violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any court, administrative agency, bureau, board, commission, department or other governmental entity applicable to such Party or any of its assets; or

iv.    require any consent, approval, qualification, order, or authorization of, or filing with, any governmental authority under any contracts, agreements, or instruments by which such Party is bound or to which it or any of its assets is subject, other than those that have already been received or given.

31.    Venue; Jury Trial. Any disputes between the Investor and one or more of the Company and GSAM, shall be decided by a court in San Francisco, California. The parties hereto hereby acknowledge and agree that the Investor has not agreed to waive its right to a trial by jury.

32.    Closing Documents. Promptly after the Closing, one or more of the Company’s officers shall provide the Investor’s outside counsel, DLA Piper LLP (US), to the attention of Adam Tope, Esq., with copies of all closing documents (including, but not limited to, all legal opinions and side letters provided to any other investor), and shall deliver to the Investor all original documents. One or more of the Company’s officers shall promptly deliver all post-closing amendments to the Company Documents, side letters, legal opinions, and any other legal documents to the outside counsel designated in the previous sentence or such other outside counsel as the Investor may designate to the Company from time to time.

33.    Distribution Notices. If the Company determines not to proceed with an IPO and instead pursue an Exit Event other than an IPO, then, upon the Investor’s reasonable request, the Company shall, for each distribution made by the Company, prepare and send to the Investor at the time of each such distribution a detailed break-out showing that portion of the total distribution proceeds attributable to each step of the distribution waterfall contained in the Amended GSRP LLC Agreement, including, without limitation, any corresponding carried interest distributions made to the Company in respect of the Investor.

34.    Governmental Plan and ERISA Investor. The parties acknowledge and agree that the Investor (i) is a Governmental Plan, and (ii) shall be entitled to obtain any rights, notices, and benefits that any Member that is subject to Title I of ERISA or Section 4975 of the Code is entitled to receive pursuant to the Company Documents. For the avoidance of doubt, nothing in this paragraph shall imply that the Investor will be treated as a “benefit plan investor” for purposes of the application of Section 3(42) of ERISA to the Company or that the assets of the Company will be deemed to include plan assets of the Investor.

35.    Periodic Discussions with the Investor. The Company shall make personnel available to have periodic discussions with the Investor upon the Investor’s reasonable request to discuss

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matters relating to the Company’s Portfolio Assets, including the type and location of such Portfolio Assets (including the extent to which any Portfolio Assets are outside of the U.S. middle-market solar energy market), the level of leverage utilized by the Company (including the extent to which any leverage exceeds the Leverage Ratio), the composition of the GSRP Board (including any proposed changes thereto) and any transactions between the Company and GSAM or affiliates of GSAM.

36.    Notice of Certain Matters. The Company shall provide notice to the Investor of any material transactions of which GSAM has knowledge directly between the Company or an entity directly controlled by the Company, on the one hand, and GSAM or any affiliate of GSAM, on the other, involving the purchase or sale of assets, borrowing, or hiring Goldman Sachs as a service provider on a fee paying basis as promptly as practicable following becoming aware of such transaction; provided that this paragraph 36 shall not apply to any arrangements or transactions of the type (or nature) contemplated by the Company Documents or any arrangements or transactions with another investment vehicle managed by GSAM or its affiliates in connection with an investment made by the Company alongside such investment vehicle. For the avoidance of doubt, no entity in which the Company directly or indirectly invests shall be considered an affiliate for purposes of this paragraph 36.

37.    Admission of Additional Members of the Operating Company. If any persons are admitted as members of the Operating Company following the date hereof, the Company will notify the Investor of such within 30 calendar days of such admission.

38.    Financing Facilities. Notwithstanding anything to the contrary set forth above, the Company acknowledges and agrees that, in connection with any credit facility or other borrowing arrangement, the Investor shall not be required to (i) grant a security interest in its underlying assets (ii) waive any immunities, defenses, rights, or actions arising out of its sovereign status and under the Eleventh Amendment of the United States Constitution as described in paragraph 12 above or (iii) consent to any governing law or jurisdiction other than as agreed pursuant to this Letter Agreement.

39.    Giveback. The aggregate amount that the Investor will be required to contribute pursuant to Section 6.11.1(v) of the Amended GSRP LLC Agreement following the termination of the Company shall not exceed an amount equal to the total amounts distributed to the Investor, provided however that the Investor shall not be required to make any Capital Contributions pursuant to Section 6.11.1(v) after the third anniversary date of the termination of the Company (unless extended to cover claims outstanding on such anniversary as notified to the Investor prior to or at such time). If, on the third anniversary of the termination of the Company, there are any obligations then pending or any other liabilities or other obligations (in each case, whether contingent or otherwise) or claims then outstanding, the Company shall notify the Investor at such time and the Investor’s obligations to make Capital Contributions pursuant to Section 6.11.1(v) shall survive with respect to such obligations, liabilities or claims set forth in such notice until the date that any such obligation, liabilities or claims are ultimately resolved and satisfied.

40.    Company Ownership Change. The Company confirms that it will use commercially reasonable efforts to operate in a manner that would not be expected to result in an Ownership Change.

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41.    Miscellaneous.

a.    The captions in this Letter Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.    This Letter Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument, and delivery by facsimile and/or e-mail PDF of an executed counterpart of any signature page to this Letter Agreement shall have the same effectiveness as delivery of a manually executed counterpart thereof.

c.    If any provision of this Letter Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Letter Agreement shall not be affected thereby.

d.    This Letter Agreement may not be assigned by any party without the prior written consent of all Parties hereto; provided, however, that the Investor may assign this Letter Agreement to any affiliate to which it has duly transferred its interest in the Company pursuant to paragraph 11 hereof.

e.    Neither the failure nor any delay on the part of any Party to exercise any right under this Letter Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or of any other rights, nor shall any waiver of any rights with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

f.    This Letter Agreement may only be amended by a written agreement executed by each of the Parties.

g.    This Letter Agreement will be effective upon the Closing of the transactions contemplated by the Internalization Agreement (the “Effective Date”); provided, that the Investor’s consent and approval to the Internalization Proposal and the Amendments Proposal shall be effective as of the date first above written; provided, further, that the provisions of:

i.    paragraphs 2 and 3 of this Letter Agreement shall remain in effect from the Effective Date until the earliest of (I) the date terminated by an instrument in writing signed by the Parties, (II) the first date on which the Investor no longer meets the Equity Threshold and (III) the date on which the Company is terminated following a sale of substantially all of its assets;

ii.    paragraphs 4 through 40 of this Letter Agreement shall remain in effect from the Effective Date until the earliest of (I) the date terminated by an instrument in writing signed by the Parties, (II) the first date on which the Investor no longer holds its Interest, (III) the date on which the GSRP Board determines that the Company will pursue an IPO or (IV) the date on which the Company is terminated pursuant to an IPO or a sale of substantially all of its assets; and

iii.    notwithstanding the foregoing, paragraphs 1, 8, 9, 11, 12 and 31 hereof shall survive the termination of this Letter Agreement.

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h.    This Letter Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. This Letter Agreement shall apply in full with respect to any additional investment in the Company by the Investor, and the Company, upon request, shall reaffirm the accuracy of confirmations, representations, warranties and covenants made by it in this Letter Agreement as of the date of such additional investment.

i.    This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any such laws that would provide that the laws of another jurisdiction shall govern; provided, however, that paragraphs 8 and 12 shall be governed by the laws of the State of California without regard to any such laws that would provide that the laws of another jurisdiction shall govern.

j.    The provisions of this Letter Agreement are binding on each of the Parties and supplement the Company Documents in respect of the Investor’s investment in the Company. In the event there is any conflict between this Letter Agreement and any of the Company Documents, the terms of this Letter Agreement shall control. As so supplemented, the Company Documents remain in full force and effect. The Original Side Letter is superseded and replaced in its entirety by this Letter Agreement, effective as of the Effective Date.

k.    Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms and the singular forms of nouns, pronouns, or verbs shall include the plural and vice versa. References in this Letter Agreement to “consummation of an IPO” shall mean the date of consummation of the IPO without giving effect to any over-allotment option.

[Signatures appear on the following pages.]

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IN WITNESS WHEREOF, the Parties, each intending to be legally bound hereby, have caused this Letter Agreement to be executed as of the date(s) set forth below and effective as of the date first above written.

Very truly yours,

GOLDMAN SACHS RENEWABLE POWER LLC

By:	/s/ Tim Leach
Name: Tim Leach
Title: Chairman of the Board

MN8 Energy, Inc.

By:	/s/ Tim Leach
Name: Tim Leach
Title: Sole Director

SIGNATURE PAGE TO LETTER AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

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GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Raanan Agus
Name: Raanan Agus
Title: Authorized Signatory

SIGNATURE PAGE TO LETTER AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

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Acknowledged and agreed as of July 5, 2022

OFFICE OF THE CHIEF INVESTMENT OFFICER OF THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Jagdeep Singh Bachher

Name:	Jagdeep Singh Bachher
Title:	Chief Executive Officer

SIGNATURE PAGE TO LETTER AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

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Exhibit A

Board Observer Confidentiality Agreement

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Exhibit B

Registration Rights Agreement

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Exhibit C

California Ethical Guidelines